EXHIBIT 10.4

AMENDMENT NO. 4 TO ASSET PURCHASE AGREEMENT

This Amendment No. 4 to the Asset Purchase Agreement (“Amendment”)  is made and entered into effective as of the 3rd day of July, 2013, by and between Douglas Joint Venture, Empire Joint Venture and V-3 Joint Venture, LLC (collectively, “Seller”) and Panache Distillery, LLC (“Buyer”).

WITNESSETH:

The parties agree to the following recitals:

A. WHEREAS, Seller and Buyer have heretofore entered into an Asset Purchase Agreement, dated May 15, 2013, and the Amendments thereto, (the “AGREEMENT”) for the sale and purchase of property more particularly described therein; and

B. WHEREAS, Seller notified Buyer that on or prior to June 18, 2013, upon retaking possession of the Purchased Assets from a tenant, it was discovered that there was a loss to a portion of the Personal Property due to theft and damage due to possible vandalism, and that parties agrees that the estimated value of the loss, although still yet undetermined, will exceed $10,000.00 (“Personal Property Loss”); and

C. WHEREAS, pursuant to the terms of Section 7.6 (b), the Buyer and Seller acknowledge that Buyer has the option to elect to either terminate the Agreement or continue to the closing and receive a credit against the Purchase Price, all as more particularly set forth in said Section 7.6 (b), but that such option must be exercised within fifteen days following the date of such loss or casualty; and

D. WHEREAS, the parties have stipulated that the date of the date of the Personal Property Loss is to be June 18, 2013 and, at the request of Buyer, Seller is willing to extend Buyer’s fifteen day option period;

NOW, THEREFORE, in consideration of Ten Dollars and other mutual considerations, the receipt and sufficiency of which is acknowledged, it is agreed as follows:

1. Recitals.  The foregoing recitals are true and correct and are incorporated herein by reference.

2. Loss of Purchased Assets.  Notwithstanding the terms of Section 7.6 (b), Buyer and Seller agree that, with respect to the Personal Property Loss that arose or occurred as of June 18, 2013,  Buyer shall have until July 19, 2013, to notify Seller in writing that it elects to terminate the Agreement, or otherwise the Agreement shall remain in full force and effect and the transaction contemplated by this Agreement shall be consummated with Buyer receiving a credit against the Purchase Price at the Closing in an amount equal to any deductible amount, co-insurance payment or other uninsured portion of the reasonable cost (but less any sums expended by Seller for interim repairs or restorations) as reflected by good faith estimates or bids submitted by contractors or valuation appraisers mutually acceptable to Seller and Buyer, to repair such damage or destruction or replace such damaged or stolen Personal Property with like-kind property, not to exceed in the aggregate the total sum of $100,000.

IN WITNESS WHEREOF, the parties have hereunto set their hand and seal on the day and year first above written.  A facsimile signature shall be constituted as an original.  This document may be signed in one or more counterparts.

[BUYER] PANACHE DISTILLERY LLC

PANACHE DISTILLERY LLC

By: /S/ AGATA PODEDWORNY
Name: Agata Podedworny
Title: Manager

[SELLER]

DOUGLAS JOINT VENTURE

By: /S/ LESTER M. UNGER
Name: Lester M. Unger
Title: Managing Joint Venturer

V-3 JOINT VENTURE, LLC

By: /S/ LESTER M. UNGER
Name: Lester M. Unger
Title: Managing Joint Venturer

EMPIRE JOINT VENTURE

By: /S/ LESTER M. UNGER
Name: Lester M. Unger
Title: Managing Joint Venturer